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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
GLADSTONE INVESTMENT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GLADSTONE INVESTMENT CORPORATION
1521 Westbranch Drive, Suite 200, McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 7, 2008

To the Stockholders of Gladstone Investment Corporation:

        Notice Is Hereby Given that the Annual Meeting of Stockholders of Gladstone Investment Corporation, a Delaware corporation, will be held on Thursday, August 7, 2008 at 11:00 a.m. local time at the Hilton McLean Tysons Corner at 7920 Jones Branch Drive, McLean, Virginia 22102 for the following purposes:

  (1)
  To elect four directors to hold office until the 2011 Annual Meeting of Stockholders.

  (2)
  To approve a proposal to authorize us to offer and issue long-term rights, including warrants, to purchase shares of our common stock at an exercise price per share that will not be less than the greater of the market value or net asset value of our common stock at the time such rights are issued.

  (3)
  To approve a proposal to authorize us to sell shares of our common stock at a price below our then current net asset value per share.

  (4)
  To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2009.

  (5)
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        The Board of Directors has fixed the close of business on Friday, June 13, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors
Terry L. Brubaker Secretary

McLean, Virginia
June 20, 2008

        All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

GLADSTONE INVESTMENT CORPORATION
1521 Westbranch Drive, Suite 200, McLean, Virginia 22102

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On August 7, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

        We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Gladstone Investment Corporation (sometimes referred to as the "Company") is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

        We intend to mail this proxy statement and accompanying proxy card on or about June 20, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

        Only stockholders of record at the close of business on June 13, 2008 will be entitled to vote at the annual meeting. On this record date, there were 22,080,133 shares of common stock outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

        If on June 13, 2008 your shares were registered directly in your name with our transfer agent, The Bank of New York, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on June 13, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

        There are four matters scheduled for a vote:

  •
  Election of four directors to serve until the 2011 Annual Meeting of Stockholders;

  •
  Approval of a proposal to authorize us to offer and issue long-term rights, including warrants, to purchase shares of our common stock at an exercise price per share that will not be less than the greater of the market value or net asset value of our common stock at the time such rights are issued.

  •
  Approval of a proposal to authorize us to sell shares of our common stock at a price below our then current net asset value per share; and

  •
  Approval of a proposal to ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2009.

        We will hold a conference call to discuss the matters scheduled for a vote at this year's annual meeting on Tuesday, July 1, 2008 at 11:00 a.m. EDT. Stockholders will have an opportunity to ask questions regarding the proposals during the conference call. You may call (877) 407-8031 to enter the conference, and an operator will monitor the call and set a queue for the questions. The conference call replay will be available two hours after the call and will be available through the date of the annual meeting, Thursday, August 7, 2008. To hear the replay, please dial (877) 660-6853 and use access code 286 and ID code 289000. The call will also be available via webcast at www.investorcalendar.com/IC/CEPage.asp?ID=131257. The webcast replay will be available through Wednesday, October 1, 2008. In the event of any changes in the scheduled date and time of the call, we will issue a press release which will be available on our website at www.GladstoneInvestment.com.

How do I vote?

        You may either vote "For" all the nominees to the Board of Directors or you may "Withhold" your vote for any nominee you specify. For Proposals 2, 3 and 4, you may vote "For" or "Against" or abstain from voting. The procedures for voting are fairly simple:

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

  •
  To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Gladstone Investment Corporation. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

        Stockholders may also call our proxy solicitor, Georgeson Inc. ("Georgeson") toll-free at 866-391-7007 with any questions they may have regarding voting their proxies.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on June 13, 2008.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the election of all four nominees for director and "For" Proposals 2, 3 and 4. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        We will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Gladstone Management Corporation, our investment adviser (the "Adviser") or Gladstone Administration, LLC, its wholly-owned subsidiary (the "Administrator"). No additional compensation will be paid to directors, officers or other regular employees for such services. We have engaged Georgeson to solicit proxies for the annual meeting. Georgeson will be paid a fee of approximately $6,500 plus out-of-pocket expenses for its basic solicitation services, which include review of proxy materials, dissemination of broker search cards, distribution of proxy materials, solicitation of ADP, brokers, banks and institutional holders, and delivery of executed proxies. The term of the agreement with Georgeson will last for the period of the solicitation, and the agreement provides that we will indemnify and hold harmless Georgeson against any third party claims, except in the case of Georgeson's gross negligence or intentional misconduct.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a timely written notice that you are revoking your proxy to Gladstone Investment Corporation's Secretary at 1521 Westbranch Drive, Suite 200, McLean, Virginia 22102.

  •
  You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

        If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year's annual meeting?

        To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by February 21, 2009, to our Secretary at the address set forth on the cover of this proxy statement. If you wish to submit a proposal that is not to be included in next year's proxy materials or nominate a director, you must do so not later than the close of business on May 9, 2009 nor earlier than the close of business on April 10, 2009. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

        Votes will be counted by representatives of our transfer agent, The Bank of New York, who will separately count "For" and "Withhold" and, with respect to proposals other than the election of directors, "Against" votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes with regard to Proposals 2, 3 and 4. Because directors are elected by a plurality of the votes, an abstention will have no effect on the outcome of the vote for Proposal 1. Broker non-votes have no effect with regard to Proposal 1, will have the same effect as an "Against" vote with regard to Proposals 2, 3 and 4, and will not be counted towards the vote total for any proposal. We expect that our chief financial officer, Mark Perrigo, will be appointed as the inspector of election.

What are "broker non-votes?"

        Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed "non-routine." Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. Under the rules and interpretations of the New York Stock Exchange ("NYSE"), "non-routine" matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals.

How many votes are needed to approve each proposal?

Vote Required

        Proposal 1—Election of directors.    The affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote at the meeting is required to elect each of the four nominees as directors. Stockholders may not cumulate their votes. If you vote "withhold authority" with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated. Abstentions and broker non-votes will have no effect on the outcome of the vote for this proposal.

        Proposal 2—Approval of a proposal to authorize us to offer and issue long-term rights, including warrants, to purchase shares of our common stock at an exercise price per share that will not be less than the greater of the market value or net asset value of our common stock at the time such rights are issued.    The affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote at the meeting is required to approve this proposal. Abstentions and broker non-votes will have the effect of a vote against this proposal.

        Proposal 3—Approval of a proposal to authorize us to sell shares of our common stock at a price below our then current net asset value per share.    The affirmative vote of the holders of : (1) a majority of our outstanding voting securities; and (2) a majority of our outstanding voting securities that are not held by affiliated persons of the Company is required to approve this proposal. For purposes of this proposal, the Investment Company Act of 1940 (the "1940 Act") defines a majority of the outstanding voting securities as (1) 67% or more of the voting securities, which in this case consists of shares of our common stock, present at the meeting if the holders of more than 50% of the outstanding voting securities of the company are present or represented by proxy; or (2) 50% of the outstanding voting securities of the company, whichever is less. Abstentions and broker non-votes will have the effect of a vote against this proposal.

        Proposal 4—Ratification of our independent registered public accounting firm.    The affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote at the meeting is required for the ratification of our independent registered public accounting firm. Abstentions and broker non-votes will have the effect of a vote against this proposal.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of our outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date there were 22,080,133 shares outstanding and entitled to vote. Thus 11,040,067 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

        Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2009.

PROPOSAL 1

ELECTION OF DIRECTORS

        Our Board of Directors is divided into three classes. Each class consists of, as nearly as possible, one-third of the total number of directors and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including any vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is elected and qualified.

        Our Board of Directors presently has ten members. There are four directors in the class whose term of office expires in 2008. Each of the nominees listed below is currently a director of ours who was previously elected by the stockholders. If elected at the annual meeting, each of these nominees would serve until the 2011 annual meeting and until his or her successor is elected and has qualified, or, if sooner, until the director's death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the annual meeting. Three of our directors attended the 2007 Annual Meeting of Stockholders.

        Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The four nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

        Set forth below is biographical information for each person nominated, each person whose term of office as a director will continue after the annual meeting, and each executive officer who is not a director.

Nominees for a Three-Year Term Expiring at the 2011 Annual Meeting

Name, Address, Age	Position(s) Held With Company	Term of Office and Length of Term Served	Principal Occupation(s) During the Past Five Years	Other Directorships Held by Director
Disinterested Directors
Michela A. English (58) Gladstone Investment Corporation 1521 Westbranch Drive Suite 200 McLean, Virginia 22102	Director	Term expires at 2008 Annual Meeting. Director since 2005.
President and CEO
			of Fight for Children, a non-profit charitable organization focused on providing high-quality education and health care services to underserved youth in Washington, DC. President of Discovery Consumer Products, the retail, publishing and licensing arm of Discovery Communications, Inc., the leading global real-world media and entertainment company, from 1996 to 2004.	Gladstone Commercial Corporation; Gladstone Capital Corporation
Anthony W. Parker (62) Gladstone Investment Corporation 1521 Westbranch Drive Suite 200 McLean, Virginia 22102	Director	Term expires at 2008 Annual Meeting. Director since 2005.	Founder and Chairman of the Board of Medical Funding Corporation, the owner of Snelling Metro Personnel, a staffing agency, since 1977.	Gladstone Commercial Corporation; Gladstone Capital Corporation
Gerard Mead (64) Gladstone Investment Corporation 1521 Westbranch Drive Suite 200 McLean, Virginia 22102	Director	Term expires at 2008 Annual Meeting. Director since 2005.
Chairman and
			founder of Gerard Mead Capital Management since 2003. Held various positions with Bethlehem Steel Corporation, including Director of Investment Research, Pension Trust Chairman and Fund Manager, from 1966 to 2003.	Gladstone Commercial Corporation; Gladstone Capital Corporation

Name, Address, Age	Position(s) Held With Company	Term of Office and Length of Term Served	Principal Occupation(s) During the Past Five Years	Other Directorships Held by Director
Interested Directors
George Stelljes III (46)* Gladstone Investment Corporation 1521 Westbranch Drive Suite 200 McLean, Virginia 22102	Chief Investment Officer and a Vice Chairman of the Board of Directors	Term expires at 2008 Annual Meeting. Director since 2005.
			Chief Investment Officer of the Company since 2005, and of Gladstone Capital Corporation since 2004. President of the Company from inception in 2005 through April 2008, and a Vice Chairman of the Board of Directors of the Company since April 2008. Executive Vice President and Chief Investment Officer of Gladstone Capital Corporation from 2002 to 2004, and of Gladstone Commercial Corporation since 2003. President, Chief Investment Officer and a director of our Adviser. Director of Intrepid Capital Management, Inc. since 2003, and general partner and investment committee member of Patriot Capital since 2002. Co-founder and Managing Member of Camden Partners, a private equity firm from 1999 to 2002.	Gladstone Capital Corporation; Gladstone Commercial Corporation

Directors Continuing in Office Until the 2009 Annual Meeting

Name, Address, Age	Position(s) Held With Company	Term of Office and Length of Term Served	Principal Occupation(s) During the Past Five Years	Other Directorships Held by Director
Disinterested Directors
Maurice W. Coulon (66) Gladstone Investment Corporation 1521 Westbranch Drive Suite 200 McLean, Virginia 22102	Director	Term expires at 2009 Annual Meeting. Director since 2005.	Private investor in real estate since 2000.	Gladstone Commercial Corporation; Gladstone Capital Corporation

Name, Address, Age	Position(s) Held With Company	Term of Office and Length of Term Served	Principal Occupation(s) During the Past Five Years	Other Directorships Held by Director
Interested Director
Terry Lee Brubaker (64)* Gladstone Investment Corporation 1521 Westbranch Drive Suite 200 McLean, Virginia 22102	Chief Operating Officer, Secretary and a Vice Chairman of the Board of Directors	Term expires at 2009 Annual Meeting. Director since 2005.
Chief Operating Officer
			and a Vice Chairman of the Board of Directors of the Company since 2005, and of Gladstone Capital Corporation and Gladstone Commercial Corporation since 2004. President and Chief Operating Officer of Gladstone Capital Corporation from 2001 to 2004, and of Gladstone Commercial Corporation from 2003 to 2004. Vice Chairman, Chief Operating Officer and a Director of our Adviser.	Gladstone Commercial Corporation; Gladstone Capital Corporation
David A.R. Dullum (60)* Gladstone Investment Corporation 1521 Westbranch Drive Suite 200 McLean, Virginia 22102	Director and President	Term expires at 2009 Annual Meeting. Director since 2005.
President of the
			Company since April 2008. Senior Managing Director of our Adviser since February 2008. President and a Director of Harbor Acquisition Corporation since 2005. Partner of New England Partners, a venture capital firm, since 1995.	Gladstone Commercial Corporation; Gladstone Capital Corporation; Harbor Acquisition Corporation

Directors Continuing in Office until the 2010 Annual Meeting

Name, Address, Age	Position(s) Held With Company	Term of Office and Length of Term Served	Principal Occupation(s) During the Past Five Years	Other Directorships Held by Director
Disinterested Directors
Paul W. Adelgren (65) Gladstone Investment Corporation 1521 Westbranch Drive Suite 200 McLean, Virginia 22102	Director	Term expires at 2010 Annual Meeting. Director since 2005.	Pastor of Missionary Alliance Church since 1997.	Gladstone Commercial Corporation; Gladstone Capital Corporation
John H. Outland (62) Gladstone Investment Corporation 1521 Westbranch Drive Suite 200 McLean, Virginia 22102	Director	Term expires at 2010 Annual Meeting. Director since 2005.	Private investor since 2006. Vice President of Genworth Financial, Inc. from 2004 to 2006. Managing Director of 1789 Capital Advisers, a financial consulting company, from 2002 to 2004.	Gladstone Commercial Corporation; Gladstone Capital Corporation

Name, Address, Age	Position(s) Held With Company	Term of Office and Length of Term Served	Principal Occupation(s) During the Past Five Years	Other Directorships Held by Director
Interested Director
David Gladstone (66)* Gladstone Investment Corporation 1521 Westbranch Drive Suite 200 McLean, Virginia 22102	Chairman of the Board and Chief Executive Officer	Term expires at 2010 Annual Meeting. Director since 2005.
Founder, Chief
			Executive Officer and Chairman of the Board since our inception in 2005, of Gladstone Capital Corporation since its inception in 2001, and of Gladstone Commercial Corporation since its inception in 2003. Founder, Chief Executive Officer and Chairman of the Board of our Adviser.	Gladstone Commercial Corporation; Gladstone Capital Corporation

Executive Officers Who Are Not Directors

Name, Address, Age	Position(s) Held With Company	Term of Office and Length of Term Served	Principal Occupation(s) During the Past Five Years
Mark Perrigo (39) Gladstone Investment Corporation 1521 Westbranch Drive Suite 200 McLean, Virginia 22102	Chief Financial Officer	Executive Officer since 2008.	Chief Financial Officer since
February 2008. Vice President of Simplexity, Inc. (formerly InPhonic, Inc.) from May 2006 to January 2008. Various positions, including Audit Senior Manager (2004-2006), and Manager (2003) with Ernst & Young LLP from January 1999 to April 2006.
Gary Gerson (43) Gladstone Investment Corporation 1521 Westbranch Drive Suite 200 McLean, Virginia 22102	Treasurer	Executive Officer since 2006.
Treasurer since
2006. Treasurer of Gladstone Capital Corporation, Gladstone Commercial Corporation, and our Adviser since 2006. Assistant Vice President of Finance at the Bozzuto Group, a real estate developer, manager and owner, from 2004-2006. Director, Finance, at PG&E National Energy Group from 2000-2004.

*
Messrs. Gladstone, Brubaker, Stelljes and Dullum are interested persons of Gladstone Investment Corporation, within the meaning of the 1940 Act, due to their positions as our officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR
OF EACH NAMED NOMINEE FOR DIRECTOR.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

        As required under the Nasdaq Stock Market ("NASDAQ") listing standards, our Board of Directors annually determines each director's independence. The NASDAQ listing standards provide that a director of a business development company is considered to be independent if he or she is not an "interested person" of ours, as defined in Section 2(a)(19) of the 1940 Act. Section 2(a)(19) of the 1940 Act defines an "interested person" to include, among other things, any person who has, or within the last two years had, a material business or professional relationship with us.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Messrs. Adelgren, Coulon, Mead, Outland, Parker and Ms. English. In making this determination, the Board found that none of the these directors or nominees for director had a material or other disqualifying relationship with us. Mr. Gladstone, the chairman of our Board of Directors and chief executive officer, Mr. Brubaker, our chief operating officer, a vice chairman of our Board of Directors and our secretary, Mr. Stelljes, our chief investment officer and a vice chairman of our Board of Directors, and Mr. Dullum, a director and our president, are not independent directors by virtue of their positions as our officers and their employment by our Adviser.

        The Board of Directors met five times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served that were held during the period for which he or she was a director or committee member.

        As required under applicable NASDAQ listing standards, which require regularly scheduled meetings of independent directors, our independent directors met five times during fiscal 2008 in regularly scheduled executive sessions at which only independent directors were present.

Information Regarding Committees of the Board of Directors

        Our Board of Directors has four committees: an Audit Committee, a Compensation Committee, an Executive Committee and an Ethics, Nominating and Corporate Governance Committee. The following table shows the current composition of each of the committees of our Board of Directors:

Name	Audit	Compensation	Executive	Ethics, Nominating and Corporate Governance
Paul W. Adelgren**				*X
Terry Lee Brubaker			X
Maurice W. Coulon		*X		X
Michela A. English	X
David Gladstone			*X
Gerard Mead	X	X
John H. Outland		X
Anthony W. Parker	*X		X

*
Committee Chairperson

**
Lead Independent Director

        Below is a description of each committee of our Board of Directors. All committees other than the Executive Committee have the authority to engage legal counsel or other experts or consultants, as they deem appropriate to carry out their responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding "independence" and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us (other than with respect to the Executive Committee, for which there are no applicable independence requirements).

  The Audit Committee

        The Audit Committee of our Board of Directors oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firms; determines and approves the engagement of the independent registered public accounting firms; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." During fiscal 2008, through February 19, 2008, the Audit Committee was comprised of Messrs. Parker (Chairman) and Dullum and Ms. English. On February 19, 2008, Mr. Dullum resigned from the Audit Committee in connection with his employment as a Senior Managing Director of our Adviser, and Mr. Mead was appointed by the Board to the Audit Committee to fill the vacancy created by the resignation. Messrs. Adelgren and Coulon served as alternate members of the Audit Committee during the fiscal year ended March 31, 2008, and Mr. Outland has served as an alternate member since April 2008. Alternate members of the Audit Committee serve and participate in meetings of the Audit Committee only in the event of an absence of a regular member of the Audit Committee. The Audit Committee met eight times during the last fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on our website at www.gladstoneinvestment.com.

        Our Board of Directors reviews the NASDAQ listing standards definition of independence for audit committee members and has determined that all members and alternate members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). No members of the Audit Committee received any compensation from us during the last fiscal year other than directors' fees. The Board of Directors has also determined that each member (including alternate members) of the Audit Committee qualifies as an "audit committee financial expert," as defined in applicable SEC rules. The Board made a qualitative assessment of the members' level of knowledge and experience based on a number of factors, including formal education and experience. The Board has also unanimously determined that all Audit Committee members and alternate members are financially literate under current NASDAQ rules and that at least one member has financial management expertise. Messrs. Mead and Parker and Ms. English also serve on the audit committees of Gladstone Commercial Corporation and Gladstone Capital Corporation. Our Audit Committee's alternate members, Messrs. Adelgren, Coulon and Outland, also serve as alternate members on the audit committees of Gladstone Commercial Corporation and Gladstone Capital Corporation. The Board of Directors has determined that this simultaneous service does not impair the respective directors' ability to effectively serve on our Audit Committee.

Report of the Audit Committee of the Board of Directors(1)

        The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended March 31, 2008.

        The Audit Committee has reviewed and discussed the Company's audited financial statements with management and PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, with and without management present. The Audit Committee included in its review results of the independent registered public accounting firm's examinations, the Company's internal controls, and the quality of the Company's financial reporting. The Audit Committee also reviewed the

Company's procedures and internal control processes designed to ensure full, fair and adequate financial reporting and disclosures, including procedures for certifications by the Company's chief executive officer and chief financial officer that are required in periodic reports filed by the Company with the Securities and Exchange Commission. The Audit Committee further reviewed with the independent registered public accounting firm their opinion on the Company's internal control over financial reporting. The Audit Committee is satisfied that the Company's internal control system is adequate and that the Company employs appropriate accounting and auditing procedures.

        The Audit Committee also has discussed with PricewaterhouseCoopers LLP matters relating to the independent registered public accounting firm's judgments about the quality, as well as the acceptability, of the Company's accounting principles as applied in its financial reporting as required by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountant required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent accountant the independent accountant's independence (Communications with Audit Committees). The Audit Committee received a letter from PricewaterhouseCoopers LLP confirming their independence and discussed it with them. The Audit Committee discussed and reviewed with PricewaterhouseCoopers LLP the Company's critical accounting policies and practices, internal controls, other material written communications to management, and the scope of PricewaterhouseCoopers LLP's audits and all fees paid to PricewaterhouseCoopers LLP during the fiscal year. The Audit Committee adopted guidelines requiring review and pre-approval by the Audit Committee of audit and non-audit services performed by PricewaterhouseCoopers LLP for the Company. The Audit Committee has reviewed and considered the compatibility of PricewaterhouseCoopers LLP's performance of non-audit services with the maintenance of PricewaterhouseCoopers' independence as the Company's independent registered public accounting firm.

        Based on the Audit Committee's review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2008 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee Anthony W. Parker, Chairperson Michela A. English Gerard Mead

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any of our filings under the 1933 Act or the Securities Exchange Act of 1934, as amended (the"1934 Act"), whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

  Compensation Committee

        The Compensation Committee operates pursuant to a written charter that is available to stockholders on our website at www.gladstoneinvestment.com. The Compensation Committee conducts periodic reviews of our investment advisory and management agreement with our Adviser (the "Advisory Agreement") and our administration agreement (the "Administration Agreement") with our Administrator to evaluate whether the fees paid to our Adviser and our Administrator under the agreements are in the best interests of us and our stockholders. The committee considers in such periodic reviews, among other things, whether the salaries and bonuses paid to our executive officers by our Adviser and our Administrator are consistent with our compensation philosophies, whether the performance of our Adviser and our Administrator are reasonable in relation to the nature and quality of services performed and whether the provisions of the Advisory and Administration Agreements are being satisfactorily performed. Commencing this year, the Compensation Committee also began to review with management our Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings. During the last fiscal year, the Compensation Committee was comprised of Messrs. Coulon (Chairperson), Outland and Mead. Mr. Adelgren has served as an alternate member of the Compensation Committee since February 2008, and Mr. Parker and Ms. English have served as alternate members of the Compensation Committee since April 2008. Alternate members of the Compensation Committee serve and participate in meetings of the Compensation Committee only in the event of an absence of a regular member of the Compensation Committee. The Compensation Committee met five times during the last fiscal year.

  Compensation Committee Interlocks and Insider Participation

        During the last fiscal year, the Compensation Committee consisted of Messrs. Coulon, Outland and Mead, each of whom is an independent director (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). During the fiscal year ended March 31, 2008, none of our executive officers served as members of the compensation committee or as directors of another entity, one of whose executive officers served on the Compensation Committee.

Report of the Compensation Committee of the Board of Directors(2)

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis ("CD&A") contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

Submitted by the Compensation Committee Maurice W. Coulon, Chairperson John H. Outland Gerard Mead

(2)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any of our filings under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

  The Ethics, Nominating and Corporate Governance Committee

        The Ethics, Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as our directors (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing our corporate governance principles. Our Ethics, Nominating and Corporate Governance Committee charter can be found on our website at www.gladstoneinvestment.com. Membership of the Ethics, Nominating and Corporate Governance Committee is comprised of Messrs. Adelgren (Chairperson) and Coulon. Mr. Outland has served as an alternate member since February 2008, and Messrs. Mead and Parker and Ms. English have served as alternate members since April 2008. Alternate members of the Ethics, Nominating and Corporate Governance Committee serve and participate in meetings of the committee only in the event of an absence of a regular member of the committee. Each member of the Ethics, Nominating and Corporate Governance Committee is independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Ethics, Nominating and Corporate Governance Committee met five times during the last fiscal year.

  Qualifications for Director Candidates

        The Ethics, Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Ethics, Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Ethics, Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Ethics, Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given our current needs and the current needs of the Board, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Ethics, Nominating and Corporate Governance Committee reviews such directors' overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the Ethics, Nominating and Corporate Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Ethics, Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Ethics, Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Ethics, Nominating and Corporate Governance Committee meets to discuss and consider such candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Ethics, Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

  Stockholder Recommendation of Director Candidates to the Ethics, Nominating and Corporate Governance Committee

        The Ethics, Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Ethics, Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Ethics, Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Ethics, Nominating and Corporate Governance Committee at the address set forth on the cover page of this proxy statement. Recommendations for individuals to be considered for nomination at the 2009 Annual Meeting must be received by February 21, 2009. Recommendations received after February 21, 2009 will be considered for nomination at the 2010 Annual Meeting. Submissions must include the full name of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. To date, the Ethics, Nominating and Corporate Governance Committee has not received or rejected a timely director nominee proposal from a stockholder or stockholders holding more than 5% of our voting stock.

  Stockholder Communications with the Board of Directors

        Our Board has adopted a formal process by which our stockholders may communicate with the Board or any of its directors. Persons interested in communicating with the Board of Directors with their concerns or issues may address correspondence to the Board of Directors, to a particular director, or to the independent directors generally, in care of Gladstone Investment Corporation, Attention: Investor Relations, at 1521 Westbranch Drive, Suite 200, McLean, Virginia 22102. This information is also contained on our website at www.gladstoneinvestment.com.

  Code of Ethics

        We have adopted a Code of Business Conduct and Ethics that applies to all of our officers and directors and to the employees of our Adviser and our Administrator. The Ethics, Nominating and Corporate Governance Committee reviews, approves and recommends to our Board of Directors any changes to the Code of Business Conduct and Ethics. They also review any violations of the Code of Ethics and make recommendations to the Board of Directors on those violations. The Code of Business Conduct and Ethics is available on our website at www.gladstoneinvestment.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

  The Executive Committee

        The Executive Committee, which is comprised of Messrs. Gladstone (Chairman), Brubaker and Parker, has the authority to exercise all powers of our Board of Directors except for actions that must be taken by a majority of independent directors or the full Board of Directors under applicable rules and regulations. The Executive Committee did not meet during the last fiscal year.

PROPOSAL 2

TO AUTHORIZE US TO OFFER AND ISSUE LONG-TERM RIGHTS, INCLUDING WARRANTS, TO PURCHASE SHARES OF OUR COMMON STOCK AT AN EXERCISE PRICE PER SHARE THAT WILL NOT BE LESS THAN THE GREATER OF THE MARKET VALUE OR NET ASSET VALUE OF OUR COMMON STOCK AT THE TIME SUCH RIGHTS ARE ISSUED.

        The Board of Directors believes it would be in our best interest to have the ability to offer long-term rights, including warrants (which may be accompanied by or be part of other securities), to purchase common stock at an exercise price per share that will not be less than the greater of (a) the market value of our common stock, or (b) the net asset value of our common stock, at the time such rights are issued. For example, if our common stock is trading at $10.00 per share, but our net asset value is $12.00 per share, the exercise price of such securities would not be less than $12.00 per share, subject to anti-dilution adjustments such as for a stock split or a stock dividend.

        Section 61(a) of the 1940 Act permits a business development company such as us to sell long-term rights (such as warrants) on such terms (and to issue shares of common stock upon their exercise) only if several conditions are satisfied. In particular, the proposal must first be approved in good faith by a majority of the Board of Directors who have no financial interest in the transaction, and by a majority of the disinterested directors, on the basis that such an issuance is in the business development company's best interest and in the best interest of its stockholders. In addition, the business development company's stockholders must approve the issuance. If long-term rights are issued in conjunction with other securities, the rights may not be separately transferable if a class of such rights, and the accompanying securities, has been publicly distributed. In addition, such warrants, options or other long-term rights must expire by their terms within ten years. Finally, the long-term rights or other securities outstanding at any particular time may not be exercisable or convertible for more than 25% of the common stock outstanding at that time. The subsequent issuance of shares upon exercise of properly authorized rights is permitted without regard to net asset value or market value at the time of exercise.

        Our Board of Directors, including a majority of the Board of Directors who have no financial interest in the transaction and a majority of the independent directors, has determined in good faith that having the ability to issue such securities is in the best interests of us and our stockholders, and thus has approved and recommends to the stockholders for their approval a proposal authorizing us to issue long-term rights to purchase common stock (subject to the limitations stated above). Upon obtaining the requisite stockholder approval, we will comply with the foregoing requirements in connection with any financing undertaken pursuant to this proposal. See below for a discussion of the risks of dilution and leverage.

        We may determine to issue such rights and/or other securities in a registered public offering or may issue them in a private placement either with or without an obligation to seek to register their resale, or the resale of the common stock issuable upon their exercise, at the request of the holders. We may also determine to use an underwriter or placement agent to assist in selling such securities if we conclude that doing so would assist in marketing such securities on favorable terms. None of these rights, options or warrants may be issued to any of our officers or directors, nor to employees of our Adviser.

  Reasons for the Proposal

        Management and the Board of Directors have determined that it would be advantageous to us to have the ability to sell, either alone or accompanied by another security, warrants, options or rights to purchase common stock in connection with our financing and capital raising activities. Our Board of Directors has determined that it is in the best interests of us and our stockholders to be in a position to increase our assets in a cost-effective manner, and we believe that having the ability to issue long-term rights would help us to do so. If, by the approval of this proposal, we are able to raise capital through the offering and issuance of long-term rights, we may be able to do so at a cost that is lower than other available means. As a result, such an offering could have the advantage of decreasing the potential dilution to our stockholders that might be posed by other, more cost-intensive means of raising capital (assuming that the gross offering proceeds were otherwise equal to that available through other means of financing), while at the same time increasing the net proceeds of an offering to us. There is no assurance that we can raise capital more cost effectively in this manner. However, we believe that this proposal will maximize our flexibility and put us in a better competitive position to take advantage of attractive new investment opportunities in small and medium-sized businesses. We believe that our prior investment experience and expertise in investing in small and medium-sized businesses are likely to lead to attractive investment opportunities. We would determine to raise capital in this manner only after reviewing the pace at which we are making investments, the availability and attractiveness of other sources of capital, and the level and attractiveness of investment opportunities becoming available.

        The Board also believes that increasing our assets will lower our expense ratio by spreading our fixed costs over a larger asset base. The issuance of additional common stock resulting from the exercise might also enhance the liquidity of our common stock on the Nasdaq Global Select Market.

        We believe that the future investment opportunities in small to medium-sized businesses may be sufficient to justify raising capital should we choose to do so. Any such decision to raise capital would take into account likely investment opportunities and liquid assets on hand, if any. The Board of Directors believes that the proposal is an attractive way to give us additional flexibility over and above the limited amount of equity funding that can be raised without stockholder approval through short-term transferable rights offerings to take advantage of investment opportunities that may arise in the future.

        The Board of Directors has approved and is seeking stockholder approval of the proposal described above to sell, either alone or accompanied by another security, long-term rights, including warrants, to purchase common stock. The final terms of any such sale, including price, terms, and vesting requirements, would be determined by the Board of Directors at the time of issuance of the rights.

        Also, the nature and amount of consideration that would be received by us at the time of issuance and the use of any such consideration would be considered and approved by the Board of Directors at the time of issuance. Any such issuance may be made pursuant to either a registered or non-registered offering, as determined by the Board of Directors in an appropriate manner prior to the time of issuance. Any such sale would be anticipated to result in a potential increase in the number of outstanding shares of common stock. Generally, the long-term rights or other securities outstanding at any particular time may not be exercisable or convertible for more than 25% of the common stock outstanding at that time, although it could be exercisable or convertible for less in some circumstances.

  Dilution

        Any such sale other than to existing stockholders, would be potentially dilutive to the voting power of existing stockholders and could be dilutive with regard to dividends and other economic aspects of the common stock. Because the number of shares of common stock that could be so issued and the timing of any issuance is not currently known, the actual dilutive effect cannot be predicted. In addition, because the exercise price per share at the time of exercise could well be less than the net asset value per share at the time of exercise and because we would incur expenses in connection with any such sale, such exercise could result in a dilution of net asset value per share at the time of exercise for all stockholders. Any such sale to stockholders could disproportionately affect stockholders who do not choose to exercise their rights and thereby own less than their proportional share of the common stock underlying such rights.

  Leverage

        Any long-term rights issued may be accompanied by other securities, which could include debt that is convertible into common stock. If we issue convertible debt or debt securities accompanied by long-term rights, such issuance would result in the use of leverage by us and would require us to make periodic interest payments. The use of leverage results in additional risks and can magnify the effect of any losses. If the income and gains earned on securities purchased with the proceeds of such convertible securities are greater than the cost of leverage, our return on the shares will be greater than if leverage had not been used. Conversely, if the income or gains from the securities purchased with such proceeds does not cover the cost of leverage, the return to us will be less than if leverage had not been used. There is no assurance that a leveraging strategy will be successful. Also, the cost of interest payments on any debt issued will be borne by the common stockholders.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

TO AUTHORIZE US TO SELL SHARES OF OUR COMMON STOCK AT A PRICE
BELOW OUR THEN CURRENT NET ASSET VALUE PER SHARE

Stockholder Authorization

        The 1940 Act generally prohibits us, as a business development company, or BDC, from selling shares of our common stock at a price below the then current net asset value per share of our stock, with certain exceptions. One such exception would permit us to offer and sell shares of our common stock at a price below net asset value per share at the time of sale if our stockholders approve a sale below net asset value per share within the one year period immediately prior to any such sale, provided that our Board of Directors makes certain determinations prior to sale.

        Accordingly, we are seeking the approval of our stockholders so that we may, in one or more public or private offerings, offer and sell shares of our common stock at a price below our then-current net asset value per share, subject to certain conditions discussed below. If approved, the authorization would be effective for a period expiring on the first anniversary of the approval by the stockholders of this proposal and would permit us to engage in such transactions at various times within that period subject to further approval from our Board of Directors.

        Generally, common stock offerings are priced based on the market prices of the currently outstanding shares of common stock. Because our shares have recently traded at a market price below net asset value per share, stockholder approval would permit us to offer and sell shares of our common stock in accordance with pricing standards that market conditions generally require. If stockholders approve this proposal, we should have greater flexibility in taking advantage of changing market and financial conditions in connection with an equity offering. As of the date of this Proxy Statement, the Board has approved an offering of this type in principle, but has not approved the terms of a specific offering, nor does it have any immediate plans to do so.

Reasons to Offer Common Stock Below Net Asset Value

        We believe that market conditions will continue to provide opportunities to invest new capital at potentially attractive returns. Over the past several months, U.S. credit markets, including many lending instutions, have experienced significant difficulties resulting in large part from the default in payments on sub-prime residential mortgages and concerns generally about the decline in the U.S. economy. This has contributed to significant stock price volatility for capital providers such as our company and has made access to capital more challenging for many smaller business. However, the change in credit market conditions also has had beneficial effects for capital providers like us because small businesses are selling for lower prices, are generally willing to pay higher interest rates and to accept more contractual terms that are more favorable to us in their investment agreements. Accordingly, for firms that continue to have access to capital, we believe that the current environment should provide investment opportunities on more favorable terms than have been available in recent periods. Our ability to take advantage of these opportunities is dependent upon our access to equity capital.

        As a BDC and a regulated investment company, or RIC, for tax purposes, we are dependent on our ability to raise capital through the issuance of common stock. RICs generally must distribute substantially all of their earnings to stockholders as dividends in order to achieve pass-through tax treatment, which prevents us from using those earnings to support new investments. Further, BDCs must maintain a debt to equity ratio of less than one dollar of debt for one dollar of equity, which requires us to finance our investments with at least as much equity as debt in the aggregate. We maintain sources of liquidity through a portfolio of liquid assets and other means but generally attempt to remain close to fully invested and do not hold substantial cash for the purpose of making new investments. Therefore, to continue to build our investment portfolio, and thereby have the ability to support the maintenance of our dividends, we endeavor to maintain consistent access to capital through the public and private equity markets enabling us to take advantage of investment opportunities as they arise.

        Since our initial public offering in 2005, our common stock has traded both at a premium and at a discount in relation to its net asset value. The following table lists the high and low sales prices for our common stock, and the sales price as a percentage of net asset value. On June 13, 2008, the last reported closing sale price of our common stock was $7.98 per share.

		Closing Sales Price
				Premium/(Discount) of High Sales Price to NAV(2)	Premium/(Discount) of Low Sales Price to NAV(2)
	NAV(1)	High	Low
Fiscal Year ended March 31, 2006
June 22, 2005 to September 30, 2005(3)	$13.93	$16.10	$14.68	116%	105%
Third Quarter	$13.91	$14.96	$13.43	108%	97%
Fourth Quarter	$13.88	$15.25	$13.84	110%	99%
Fiscal Year ended March 31, 2007
First Quarter	$13.75	$15.01	$13.56	109%	99%
Second Quarter	$13.71	$14.82	$13.50	108%	98%
Third Quarter	$13.65	$15.31	$14.17	112%	104%
Fourth Quarter	$13.46	$16.00	$14.41	119%	107%
Fiscal Year ended March 31, 2008
First Quarter	$13.73	$15.20	$13.91	111%	101%
Second Quarter	$13.24	$14.39	$11.52	109%	87%
Third Quarter	$13.31	$12.68	$9.81	95%	74%
Fourth Quarter	$12.47	$10.94	$9.08	88%	73%

(1)
Net asset value per share is determined as of the last day in the relevant quarter and, therefore, may not reflect the net asset value per share on the date of the high and low sales prices. The per share net asset values shown are based on outstanding shares at the end of each period.

(2)
Calculated as the respective high or low closing sales price divided by net asset value per share.

(3)
Our stock began trading on the Nasdaq Global Select Market (for periods prior to July 1, 2006, the Nasdaq National Market) on June 22, 2005.

        The current volatility in the credit market and the uncertainty surrounding the U.S. economy has led to significant stock market fluctuations, particularly with respect to the stock of financial services companies like our company. During times of increased price volatility, our common stock may be more likely to trade at a price below its net asset value per share, which is not uncommon for BDCs like us. As noted above, however, the current market dislocation has created, and we believe will continue to create, favorable opportunities to invest in small businesses, including opportunities that we believe may increase net asset value over the longer-term, even if financed with the issuance of common stock below net asset value per share. We expect that attractive investment opportunities will require us to make an investment commitment quickly. Because we generally attempt to remain fully invested and do not intend to maintain cash for the purpose of making these investments, we may be unable to capitalize on investment opportunities presented to us unless we are able to quickly raise capital. We believe that stockholder approval of the proposal to sell shares below net asset value per share subject to the conditions detailed below will provide us with the flexibility to invest in such opportunities.

        The Board of Directors believes that having the flexibility to issue our common stock below net asset value per share in certain instances is in the best interests of stockholders. If we are unable to access the capital markets as attractive investment opportunities arise, our ability to grow over time and continue to pay steady or increasing dividends to stockholders could be adversely affected. It could also have the effect of forcing us to sell assets that we would not otherwise sell, and such sales could occur at times that are disadvantageous to sell. The Board also believes that increasing our assets will lower our expense ratio by spreading our fixed costs over a larger asset base. The issuance of additional common stock might also enhance the liquidity of our common stock on the Nasdaq Global Select Market. Additionally, while it is possible for a business development company to sell its shares through a transferable rights offering at a price that is below net asset value per share, such offerings may ultimately be at a discount greater than in an offering of our shares at a market price below our net asset value per share, thus we believe that having the ability to issue our common stock below net asset value per share in accordance with the terms of this proposal would, in many instances, be preferable to such an issuance pursuant to a transferable rights offering.

Conditions to Sales Below Net Asset Value

        If this proposal is approved, we would not sell our common stock below its per share net asset value unless our Board of Directors concludes that there are attractive near-term investment opportunities that we reasonably believe will lead to a long-term increase in net asset value. In determining whether or not to sell additional shares of our common stock at a price below the net asset value per share, the Board of Directors will have duties to act in the best interests of us and our stockholders. To the extent we issue shares of our common stock below net asset value per share in a publicly registered transaction, our market capitalization and the amount of our publicly tradable common stock will increase, thus affording all common stockholders potentially greater liquidity in the market for our shares.

        If this proposal is approved, we will sell shares of our common stock at a price below net asset value per share only if a majority of our directors who have no financial interest in the sale, and a majority of such directors who are not interested persons of ours, have determined in good faith that the price at which such securities are to be sold is not less than a price which closely approximates the market value of those securities, less any distributing commission or discount. This determination must be made in consultation with the underwriter or underwriters of the offering, if any, and as of a time immediately prior to the first solicitation by us or or on our behalf of firm commitments to purchase such securities or immediately prior to the issuance of such securities.

Key Stockholder Considerations

        Before voting on this proposal or giving proxies with regard to this matter, stockholders should consider the potentially dilutive effect of the issuance of shares of our common stock at a price that is less than the net asset value per share, and should also consider the effect that the expenses associated with such issuance may have on the net asset value per outstanding share of our common stock. Any sale of common stock per share at a price below net asset value would result in an immediate dilution to existing common stockholders. If shares of our common stock are issued at a price that is substantially below the net asset value per share, the dilution could be substantial. This dilution would include reduction in the net asset value per share as a result of the issuance of shares at a price below the net asset value per share and a proportionately greater decrease in a stockholder's interest in our earnings and assets, and in voting interests, than the increase in our assets resulting from such issuance. In addition, any payment of underwriting compensation could further increase the dilution. Our Board of Directors will consider the potential dilutive affect of the issuance of shares at a price below the net asset value per share when considering whether to authorize any such issuance. The 1940 Act establishes a connection between common share sale price and net asset value per share because, when stock is sold at a sale price below net asset value per share, the resulting increase in the number of outstanding shares is not accompanied by a proportionate increase in the net assets of the issuer.

Required Vote

        Approval of this proposal requires the affirmative vote of the holders of: (1) a majority of our outstanding voting securities; and (2) a majority of our outstanding voting securities that are not held by affiliated persons of ours.

        For purposes of this proposal, the 1940 Act defines a majority of the outstanding voting securities as (1) 67% or more of the voting securities, which in this case consists of shares of our common stock, present at the meeting if the holders of more than 50% of the outstanding voting securities of such company are present or represented by proxy; or (2) 50% of the outstanding voting securities of the company, whichever is less. Abstentions and broker non-votes will have the effect of a vote against this proposal.

        The Board of Directors recommends a vote "FOR" the proposal to authorize us to sell shares of our common stock, at a price below our then current net asset value per share. If approved, the authorization would be effective for a period expiring on the first anniversary of the approval by the stockholders of this proposal and would permit us to engage in such transactions at various times within that period subject to further approval from our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has selected PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm which will audit the Company's financial statements for the fiscal year ending March 31, 2009 and has further directed that management submit the selection of the independent auditors for ratification by the stockholders at the Annual Meeting. PwC has audited the Company's financial statements since its fiscal year ending March 31, 2006. Representatives of PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither the Company's bylaws nor other governing documents or law require stockholder ratification of the selection of PwC as the Company's independent registered public accounting firm. However, the Audit Committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion and subject to approval by the Board of Directors in accordance with the 1940 Act, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PwC. Abstentions and broker non-votes will be considered present and entitled to vote for the purpose of determining whether a quorum exists, although they will not be counted for any purpose in determining whether this matter has been approved.

  Independent Registered Public Accounting Firm Fees

        The following table represents approximate fees incurred by us for the fiscal years ended March 31, 2007 and March 31, 2008 by PwC, our principal independent registered public accounting firm.

	2007	2008
Audit Fees	$276,708	$306,344
Audit-related Fees(1)	$135,850	$0
Tax Fees	$5,500	$29,500
All Other Fees	$0	$0

	$418,058	$335,844

(1)
"Audit-related Fees" consist primarily of fees for services related to due diligence engagements in connection with our proposed investments, which engagements were pre-approved by the Audit Committee.

        All fees described above were approved by the Audit Committee. During the fiscal year ended March 31, 2008, the aggregate non-audit fees billed by PwC for services rendered to our Adviser and any entity controlling, controlled by or under common control with our Adviser that provides ongoing services to us was $7,500. All of these fees were for professional services rendered to our Adviser for audit and tax services. The Audit Committee has considered whether, and believes that, the rendering of these services to our Adviser is compatible with maintaining the independent registered public accounting firm's independence.

  Pre-Approval Policies and Procedures

        The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PwC. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

        The Audit Committee has determined that the rendering of the services other than audit services currently being provided by PwC is compatible with maintaining the independent registered public accounting firm's independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of our common stock as of June 5, 2008 by: (i) each director and nominee for director; (ii) each of our executive officers; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Except as otherwise noted, the address of the individuals below is c/o Gladstone Investment Corporation, 1521 Westbranch Drive, Suite 200, McLean, VA 22102.

	Beneficial Ownership(1)
Name and Address	Number of Shares	Percent of Total	Dollar Range of Equity Securities of the Company Owned by Directors(2)	Aggregate Dollar Range of Equity Securities of all Funds Overseen by Directors in Family of Investment Companies(2)(3)
Executive Officers and Directors:
David Gladstone	174,817	*	Over $100,000	Over $100,000
Terry Lee Brubaker(4)	14,533	*	Over $100,000	Over $100,000
George Stelljes III	17,323	*	Over $100,000	Over $100,000
Mark Perrigo	0	*	$0	$0
Gary Gerson(5)	578	*	$1,000-$10,000	$10,001-$50,000
Anthony W. Parker	5,554	*	$10,001-$50,000	Over $100,000
David A.R. Dullum(6)	12,167	*	Over $100,000	Over $100,000
Michela A. English	1,333	*	$10,001-$50,000	$50,001-$100,000
Paul W. Adelgren	1,456	*	$10,001-$50,000	$50,000-$100,000
Maurice W. Coulon	0	*	$0	$10,001-$50,000
John H. Outland	1,609	*	$10,001-$50,000	$50,000-$100,000
Gerard Mead	4,389	*	$10,001-$50,000	Over $100,000
All executive officers and directors as a group (12 persons)	233,760	1.05	N/A	N/A
Other Stockholders:
Burgundy Asset Management Ltd(7) 181 Bay Street, Suite 4510 Toronto, Ontario M5J2T3	1,478,452	8.9	N/A	N/A
Persons associated with Wellington Hedge Management, LLC(8) 75 State Street Boston, MA 02109	1,001,313	5.98	N/A	N/A

*
Less than 1%

(1)
This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and sole investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 22,080,133 shares outstanding on June 5, 2008.

(2)
Ownership calculated in accordance with Rule 16a-1(a)(2) of the 1934 Act.

(3)
Each of our directors and executive officers, other than Mr. Perrigo, is also a director or executive officer, or both, of Gladstone Capital Corporation, our affiliate and a business development company, and Gladstone Commercial Corporation, our affiliate and a real estate investment trust, each of which is also externally managed by our Adviser.

(4)
Includes 2,666 shares held by Mr. Brubaker's spouse.

(5)
Includes 445 shares held by Mr. Gerson's spouse.

(6)
Includes 1,249 shares held by Mr. Dullum's spouse.

(7)
This information has been obtained from a Schedule 13G filed by Burgundy Asset Management Ltd. ("Burgundy") with the SEC on February 12, 2008. According to the Schedule 13G, Burgundy had sole voting and dispositive power with respect to all 1,478,452 shares reported as beneficially owned.

(8)
This information has been obtained from a Schedule 13G filed Bay Pond Partners, L.P. ("Bay Pond") and its sole general partner, Wellington Hedge Management LLC ("Wellington") with the SEC on April 28, 2008. According to the Schedule 13G, Bay Pond and Wellington share voting and dispositive power with respect to all 1,001,313 shares reported as beneficially owned.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended March 31, 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that one report, covering one transaction, was filed late by Mr. Gladstone.

COMPENSATION DISCUSSION AND ANALYSIS

        Our chief executive officer, chief operating officer, chief investment officer, chief financial officer and treasurer are salaried employees of our Adviser and our Administrator, which are affiliates of ours. Our Adviser and Administrator pay the salaries and other employee benefits of the persons in their respective organizations who render services for us. These services have been and continue to be provided pursuant to the terms of the Advisory Agreement and the Administration Agreement, as applicable.

Compensation Philosophy

        For our long-term success and enhancement of long-term stockholder value, we depend on the management and analytical abilities of our executive officers, who are employees of, and are compensated by, our Adviser and Administrator. During the last fiscal year, we implemented our philosophies of attracting, retaining and rewarding executive officers and others who contribute to our long-term success and motivating them to enhance stockholder value through our Compensation Committee's oversight of our Adviser's compensation practices under the terms of the Advisory Agreement. The key elements of our compensation philosophy include:

  •
  ensuring that base salary paid to our executive officers is competitive with other leading companies with which we compete for talented investment professionals;

  •
  ensuring that bonuses paid to our executive officers are sufficient to provide motivation to achieve our principal business and investment goals and to bring total compensation to competitive levels; and

  •
  providing incentives to ensure that our executive officers are motivated over the long term to achieve our business and investment objectives.

  Base Salary and Bonuses

        During the fiscal year ended March 31, 2008, the Compensation Committee fulfilled its oversight role by reviewing the Advisory Agreement to determine whether the fees paid to our Adviser were in the best interests of the stockholders. The Compensation Committee has also reviewed the performance of our Adviser to determine whether the compensation paid to our executive officers was reasonable in relation to the nature and quality of services performed and whether the provisions of the Advisory Agreement were being satisfactorily performed. Specifically, the committee considered factors such as:

  •
  the pay practices of our Adviser in relation to those of leading financial services companies with which our Adviser competes to attract and retain talented investment professionals;

  •
  the amount of the fees paid to our Adviser in relation to our size and the composition and performance of our investments;

  •
  our Adviser's ability to hire, train, supervise and manage new employees as needed to effectively manage our future growth;

  •
  the success of our Adviser in generating appropriate investment opportunities;

  •
  rates charged to other investment entities by advisers performing similar services;

  •
  additional revenues realized by our Adviser and its affiliates through their relationship with us, whether paid by us or by others with whom we do business;

  •
  the value of our assets each quarter;

  •
  the quality and extent of service and advice furnished by our Adviser;

  •
  the quality of our portfolio relative to the investments generated by our Adviser for its other clients; and

  •
  the extent to which our Adviser's performance helped us to achieve our principal business and investment objectives of generating income for our stockholders in the form of quarterly cash distributions that grow over time and increasing the value of our common stock.

        The Compensation Committee's oversight role also includes review of the above-described factors with regard to the compensation of the employees of our Administrator, including our chief financial officer and treasurer, and our Administrator's performance under the Administration Agreement. The Board may, pursuant to the terms of each of the Advisory and Administration Agreements, terminate either of the agreements at any time and without penalty, upon sixty days' prior written notice to our Adviser or our Administrator, as applicable. In the event of an unfavorable periodic review of the performance of our Adviser or our Administrator in accordance with the criteria set forth above, the Compensation Committee would provide a report to the Board of its findings and provide suggestions of remedial measures, if any, to be sought from our Adviser or our Administrator, as applicable. If such recommendations are, in the future, made by the Compensation Committee and are not implemented to the satisfaction of the Compensation Committee, it may recommend exercise of our termination rights under the Advisory Agreement or Administration Agreement.

  Long-Term Incentives

        The Compensation Committee believes that the incentive structure provided for under the Advisory Agreement is an effective means of creating long-term stockholder value and promoting executive retention.

        In addition to a base management fee, the Advisory Agreement includes incentive fees that we pay to our Adviser if our performance reaches certain benchmarks. These incentive fees are intended to provide an additional incentive for our Adviser to achieve targeted levels of net investment income and to increase distributions to our stockholders. The incentive fee consists of two parts: an income-based incentive fee and a capital gains incentive fee. The income-based incentive fee rewards our Adviser if our quarterly net investment income (before giving effect to any incentive fee) exceeds 1.75% of our net assets (the "hurdle rate"). We pay our Adviser an income incentive fee with respect to our pre-incentive fee net investment income in each calendar quarter as follows:

  •
  no incentive fee in any calendar quarter in which our pre-incentive fee net investment income does not exceed the hurdle rate (7% annualized);

  •
  100% of our pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than 2.1875% in any calendar quarter (8.75% annualized); and

  •
  20% of the amount of our pre-incentive fee net investment income, if any, that exceeds 2.1875% in any calendar quarter (8.75% annualized).

        The second part of the incentive fee is a capital gains incentive fee that is determined and payable in arrears as of the end of each fiscal year (or upon termination of the Advisory Agreement, as of the termination date), and equals 20% of our realized capital gains as of the end of the fiscal year. In determining the capital gains incentive fee payable to our Adviser, we calculate the cumulative aggregate realized capital gains and cumulative aggregate realized capital losses since our inception, and the aggregate unrealized capital depreciation as of the date of the calculation, as applicable, with respect to each of the investments in our portfolio.

        Income realized by our Adviser from any such incentive fees will be paid by our Adviser to eligible employees in amounts based on their respective contributions to our success in meeting our goals. This incentive compensation structure is designed to create a direct relationship between the compensation of our executive officers and other employees of our Adviser and the income and capital gains realized by us as a result of their efforts on our behalf. We believe that this structure rewards our executive officers and other employees of our Adviser for the accomplishment of long-term goals consistent with the interests of our stockholders.

  Personal Benefits Policies

        Our executive officers are not entitled to operate under different standards than other employees of our Adviser and our Administrator who work on our behalf. Our Adviser and Administrator do not have programs for providing personal benefit perquisites to executive officers, such as permanent lodging, personal use of company vehicles, or defraying the cost of personal entertainment or family travel. Our Adviser's and Administrator's health care and other insurance programs are the same for all of its eligible employees, including our executive officers. We expect our executive officers to be exemplars under our Code of Business Conduct and Ethics, which is applicable to all employees of our Adviser and Administrator who work on our behalf.

Executive Compensation

        None of our executive officers receive direct compensation from us. We do not currently have any employees and do not expect to have any employees in the foreseeable future. The services necessary for the operation of our business are provided to us by our officers and the other employees of our Adviser and Administrator, pursuant to the terms of the Advisory and Administration Agreements, respectively. Mr. Gladstone, our chairman and chief executive officer, Mr. Brubaker, our chief operating officer, a vice chairman of our Board of Directors and our secretary, Mr. Stelljes, our chief investment officer and a vice chairman of our Board of Directors, and Mr. Dullum, our president and a director, are all employees of and compensated directly by our Adviser. Mr. Perrigo, our chief financial officer, and Mr. Gerson, our treasurer, are employees of our Administrator. Under the Administration Agreement, we reimburse our Administrator for our allocable portion of the salaries of Mr. Gerson, our treasurer, and Mr. Perrigo, our chief financial officer. Mr. Perrigo was appointed as our chief financial officer on February 19, 2008. From that date through March 31, 2008, $4,008 of Mr. Perrigo's salary was paid by our Administrator and reimbursed by us. Harry Brill served as our chief financial officer prior to Mr. Perrigo's appointment. During our last fiscal year, our Administrator paid, and we reimbursed, $48,774 of Mr. Brill's salary, $4,108 of his bonus, and $7,284 of the cost of his benefits during the period that he served as our chief financial officer.

  Employment Agreements

        Because our executive officers are employees of our Adviser and our Administrator, we do not pay cash compensation to them directly in return for their services to us and we do not have employment agreements with any of our executive officers. Pursuant to the terms of the Administration Agreement, we make payments equal to our allocable portion of our Administrator's overhead expenses in performing its obligations under the Administration Agreement including, but not limited to, our allocable portion of the salaries and benefits expenses of our chief financial officer and treasurer. For additional information regarding this arrangement, see "Certain Transactions."

  Equity, Post-Employment, Non-Qualified Deferred and Change-In-Control Compensation

        We do not offer stock options, any other form of equity compensation, pension benefits, non-qualified deferred compensation benefits, or termination or change-in-control payments to any of our executive officers.

Conclusion

        We believe that the elements of the Adviser's and the Administrator's compensation programs individually and in the aggregate strongly support and reflect the strategic priorities on which we have based our compensation philosophy. Through the incentive structure of the Advisory Agreement described above, a significant portion of their compensation programs have been, and continue to be contingent on our performance, and realization of benefits is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of paying for performance that increases stockholder value. The Compensation Committee will continue its work to ensure that this commitment is reflected in a total executive compensation program that enables the Adviser and the Administrator to remain competitive in the market for talented executives.

Director Compensation

        The following table shows for the fiscal year ended March 31, 2008 certain information with respect to the compensation of all our non-employee directors:

DIRECTOR COMPENSATION FOR FISCAL 2008

Name	Fees Earned or Paid in Cash ($)	Total ($)
Paul W. Adelgren	$31,000	$31,000
Maurice W. Coulon	$36,000	$36,000
David A.R. Dullum(1)	$33,000	$33,000
Michela A. English	$33,000	$33,000
Gerard Mead	$30,000	$30,000
John H. Outland	$30,000	$30,000
Anthony W. Parker	$36,000	$36,000

(1)
Mr. Dullum was a non-employee director through February 19, 2008, when he was employed as a senior managing director of our Adviser. Mr. Dullum was appointed by the Board of Directors as our president on April 8, 2008.

        As compensation for serving on our Board of Directors, each of our independent directors receives an annual fee of $20,000, an additional $1,000 for each Board of Directors meeting attended, and an additional $1,000 for each committee meeting attended if such committee meeting takes place on a day other than when the full Board of Directors meets. In addition, the chairperson of the Audit Committee receives an annual fee of $3,000, and the chairpersons of each of the Compensation and Ethics, Nominating and Corporate Governance committees receive annual fees of $1,000 for their additional services in these capacities. We also reimburse our directors for their reasonable out-of-pocket expenses incurred in attending Board of Directors and committee meetings.

        On July 11, 2006 we adopted the Joint Directors Nonqualified Excess Plan of Gladstone Investment Corporation, Gladstone Capital Corporation and Gladstone Commercial Corporation (the "Deferred Compensation Plan"). Effective January 1, 2007, the Deferred Compensation Plan provides our non-employee directors with the opportunity to voluntarily defer director fees on a pre-tax basis, and to invest such deferred amounts in self-directed investment accounts. The Deferred Compensation Plan does not allow us to make discretionary contributions to the account of any director.

        We do not pay any compensation to directors who also serve as our officers, or as officers or directors of our Adviser or our Administrator, in consideration for their service to us. Our Board of Directors may change the compensation of our independent directors in its discretion. None of our independent directors received any compensation from us during the fiscal year ended March 31, 2008 other than for Board of Directors or committee service and meeting fees.

Certain Transactions

Advisory and Administration Agreements

        Under the Advisory Agreement, our Adviser is responsible for our day-to-day operations and administration, record keeping and regulatory compliance functions. Specifically, these responsibilities included identifying, evaluating, negotiating and consummating all investment transactions consistent with our investment objectives and criteria; providing us with all required records and regular reports to our Board of Directors concerning our Adviser's efforts on our behalf; and maintaining compliance with all regulatory requirements applicable to us. Prior to January 1, 2007, the base management fee was assessed at an annual rate of 2.0% computed on the basis of the average value of our gross invested assets at the end of the two most recently completed quarters, which was total assets less the cash proceeds and cash and cash equivalent investments from the proceeds of our initial public offering that were not invested in debt and equity securities of portfolio companies, and was computed and payable quarterly. Beginning in periods subsequent to December 31, 2006, the base management fee was assessed at an annual rate of 2.0% computed on the basis of the average value of our gross assets at the end of the two most recently completed quarters, which are total assets, including investments made with proceeds of borrowings, less any uninvested cash or cash equivalents resulting from borrowings. This new calculation was originally scheduled to begin in periods after March 31, 2006; however, on April 11, 2006, July 11, 2006 and October 10, 2006, our Board of Directors accepted voluntary waivers from our Adviser that allowed the former calculation of the base management fee to be effective through June 30, 2006, September 30, 2006 and December 31, 2006, respectively. The Advisory Agreement also provides for an incentive fee, which consists of two parts: an income-based incentive fee and a capital gains incentive fee. The income-based incentive fee rewards our Adviser if our quarterly net investment income (before giving effect to any incentive fee) exceeds 1.75% of our net assets (the "hurdle rate"). We pay our Adviser an income incentive fee with respect to our pre-incentive fee net investment income in each calendar quarter as follows:

  •
  no incentive fee in any calendar quarter in which our pre-incentive fee net investment income does not exceed the hurdle rate (7% annualized);

  •
  100% of our pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than 2.1875% in any calendar quarter (8.75% annualized); and

  •
  20% of the amount of our pre-incentive fee net investment income, if any, that exceeds 2.1875% in any calendar quarter (8.75% annualized).

        The second part of the incentive fee is a capital gains incentive fee that is determined and payable in arrears as of the end of each fiscal year (or upon termination of the Advisory Agreement, as of the termination date), and equals 20% of our realized capital gains as of the end of the fiscal year. In determining the capital gains incentive fee payable to our Adviser, we calculate the cumulative aggregate realized capital gains and cumulative aggregate realized capital losses since our inception, and the aggregate unrealized capital depreciation as of the date of the calculation, as applicable, with respect to each of the investments in our portfolio.

        Under the Administration Agreement, we pay separately for administrative services, which payments are equal to our allocable portion of our Administrator's overhead expenses in performing its obligations under the Administration Agreement, including rent for the space occupied by our Administrator, and our allocable portion of the salaries and benefits expenses of our chief financial officer, treasurer, chief compliance officer and controller and their respective staffs.

        Our Adviser is controlled by David Gladstone, the chairman of our Board of Directors and our chief executive officer. Mr. Gladstone is also the chairman of the Board of Directors and chief executive officer of our Adviser. Terry Lee Brubaker, our chief operating officer, a vice chairman of our Board of Directors and our secretary, is a member of the Board of Directors of our Adviser and its vice chairman, chief operating officer, and secretary. George Stelljes III, our chief investment officer and a vice chairman of our Board of Directors, is also a member of the Board of Directors of our Adviser and its president and chief investment officer. David Dullum, our president and a director, is a senior managing director of our Adviser. Gary Gerson, our treasurer, is also treasurer of our Adviser.

        During the fiscal year ended March 31, 2008, we paid total fees of $1,802,602 to our Adviser under the Advisory Agreement and $855,086 to our Administrator under the Administration Agreement.

Loan Servicing Agreement

        Our Adviser services the loans pledged under our credit facility pursuant to a loan servicing agreement with our wholly-owned subsidiary, Gladstone Business Investment, LLC ("Business Investment") in return for a 2.0% annual fee, based on the monthly aggregate outstanding loan balance of the loans pledged under our credit facility. Loan servicing fees paid to our Adviser under this agreement directly reduce the amount of fees payable under the Advisory Agreement. Loan servicing fees of $5,013,503 were incurred for the fiscal year ended March 31, 2008, all of which were directly credited against the amount of the base management fee due to our Adviser under the Advisory Agreement.

Conflict of Interest Policy

        We have adopted policies to reduce potential conflicts of interest. In addition, our directors are subject to certain provisions of Delaware law that are designed to minimize conflicts. Under our current conflict of interest policy, without the approval of a "required majority," as defined under the 1940 Act, which means both a majority of directors who have no financial interest in the transaction and a majority of directors who are not interested persons of ours, we will not:

  •
  acquire from or sell to any of our officers, directors or employees, or any entity in which any of our officers, directors or employees has an interest of more than 5%, any assets or other property;

  •
  borrow from any of our directors, officers or employees, or any entity in which any of our officers, directors or employees has an interest of more than 5%; or

  •
  engage in any other transaction with any of our directors, officers or employees, or any entity in which any of our directors, officers or employees has an interest of more than 5% (except that our Adviser may lease office space in a building that we own, provided that the rental rate under the lease is determined by our independent directors to be at a fair market rate).

        Where allowed by applicable rules and regulations, from time to time we may enter into transactions with our Adviser or one or more of its affiliates. A required majority of our directors, as defined under the 1940 Act, must approve all such transactions with our Adviser or its affiliates.

Indemnification

        In our certificate of incorporation and bylaws, we have agreed to indemnify certain officers and directors by providing, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as our director, officer or other agent, to the fullest extent permitted under Delaware law and our bylaws. Notwithstanding the foregoing, the indemnification provisions shall not protect any officer or director from liability to us or our stockholders as a result of any action that would constitute willful misfeasance, bad faith or gross negligence in the performance of such officer's or director's duties, or reckless disregard of his or her obligations and duties.

        Each of the Advisory and Administration Agreements provide that, absent willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of the reckless disregard of their duties and obligations (as the same may be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder), our Adviser, our Administrator and their respective officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with them are entitled to indemnification from us for any damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) arising from the rendering of our Adviser's or Administrator's services under the Advisory or Administration Agreements or otherwise as an investment adviser of ours.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are Gladstone Investment Corporation stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to Investor Relations at 1521 Westbranch Drive, Suite 200, McLean, Virginia, 22102 or call our toll-free investor relations line at 1-866-366-5745. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request "householding" of their communications should contact their brokers.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
Terry L. Brubaker Secretary

June 20, 2008

GLADSTONE INVESTMENT CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 7, 2008

        The undersigned hereby appoints Mark Perrigo and George Stelljes III, and each of them acting individually, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Gladstone Investment Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Gladstone Investment Corporation to be held at the Hilton McLean at 7920 Jones Branch Drive, McLean, VA 22102, on Thursday, August 7, 2008 at 11:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        Unless a contrary direction is indicated, this proxy will be voted in favor of each of the nominees listed in Proposal 1 and in favor of Proposals 2, 3 and 4 as more specifically described in the proxy statement. If specific instructions are indicated, this proxy will be voted in accordance therewith.

(Continued and to be signed on reverse side)

                      GLADSTONE INVESTMENT
                      P.O. BOX 11037
                      NEW YORK, N.Y. 10203-0037

To change your address, please mark this box        ☐

DETACH PROXY CARD HERE

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.	☒ Vote must be indicated (x) in Black or Blue Ink

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE FOR DIRECTOR LISTED BELOW.

Proposal 1:	To elect four directors to hold office until the 2011 Annual Meeting of Stockholders.

FOR all nominees Listed ☐	WITHHOLD AUTHORITY to vote for all nominees listed	☐	*FOR all except	☐
Nominee: Michela A. English	Nominee: Anthony W. Parker		Nominee: George Stelljes III
Nominee: Gerard Mead

To withhold authority to vote in favor of any nominee, mark "FOR all except" and write the name of the nominee below:

*Exceptions

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

Proposal 2:	To approve a proposal to authorize us to offer and issue long-term rights, including warrants, to purchase shares of our common stock at an exercise price per share that will not be less than the greater of the market value or net asset value of our common stock at the time such rights are issued.	FOR ☐	AGAINST ☐	ABSTAIN ☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.
Proposal 3:	To approve a proposal to authorize us to sell shares of our common stock at a price below our then current net asset value per share.	FOR ☐	AGAINST ☐	ABSTAIN ☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.
Proposal 4:	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote on any other business as may properly come before the meeting or any adjournment or postponement thereof.

S C A N L I N E

Please sign exactly as your name or names appear hereon. If the stock is registered in the names of two or more persons, each should sign. Executor, administrator, trustee, guardian and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Date	Share Owner sign here	Co-Owner sign here

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 7, 2008
PROXY STATEMENT FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS To Be Held On August 7, 2008
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Report of the Audit Committee of the Board of Directors(1)
Report of the Compensation Committee of the Board of Directors(2)
PROPOSAL 2
PROPOSAL 3 TO AUTHORIZE US TO SELL SHARES OF OUR COMMON STOCK AT A PRICE BELOW OUR THEN CURRENT NET ASSET VALUE PER SHARE
PROPOSAL 4 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
DIRECTOR COMPENSATION FOR FISCAL 2008
Certain Transactions
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS